UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 4, 2014

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Lagoon Drive, 4th Floor

Redwood City, California 94065

(650) 598-6000

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 6, 2014, Equinix, Inc. (“Equinix”) entered into amendment agreements (the “Amendment Agreements”) with each of Deutsche Bank AG, London Branch, JPMorgan Chase Bank, National Association, London Branch and Goldman, Sachs & Co. (the “Counterparties”) to amend the capped call transactions (the “Capped Call Transactions”) that Equinix entered into with each of the Counterparties in connection with the issuance of Equinix’s 4.75% Convertible Subordinated Notes (the “Notes”). The Amendment Agreements provide that, in lieu of certain exchanges of the Notes constituting a termination event under the Capped Call Transactions with respect to a number of call options equal to the number of Notes, in denominations of $1,000 principal amount, being exchanged, such call options (the “Amended Call Options”) will instead remain outstanding. The Amended Call Options have substantially similar terms as the original call options except that (i) the Amended Call Options are European-style call options with an expiration date that corresponds to the maturity date of the Notes, (ii) each Counterparty may transfer its rights and obligations under, or in certain limited circumstances terminate all or a portion of, the Amended Call Options, if such Counterparty’s ownership of Equinix’s common stock exceeds certain thresholds and (iii) in connection with any dilutive or concentrative event affecting Equinix’s common stock, the cap price of the Amended Call Options shall be adjusted pursuant to standard, ISDA based provisions for over-the-counter equity options.

The foregoing description of the Amendment Agreements is a summary and is qualified in its entirety by the terms of the Amendment Agreements, copies of which will be filed as exhibits to Equinix’s Form 10-Q for the quarter ending June 30, 2014.

Item 3.02. Unregistered Sales of Equity Securities

On June 9, 2014, Equinix entered into a note exchange agreement (the “Exchange Agreement”) with a holder (the “Holder”) of Equinix’s outstanding 3.00% Convertible Subordinated Notes (the “3.00% Notes”) pursuant to which the Holder agreed to exchange approximately $217.2 million of its 3.00% Notes to Equinix in exchange for (i) the number of shares of Equinix’s common stock, par value $0.001 per share (the “Common Stock”) that the Holder could obtain if it converted its 3.00% Notes on the date hereof pursuant to the indenture governing the 3.00% Notes; provided that the Applicable Stock Price (as used in the Indenture) will be determined based on the arithmetic average of the volume-weighted average price of the Common Stock during the eight trading days following the date hereof and (ii) approximately $5.4 million in cash (the “Exchange”). The Exchange is expected to occur on June 20, 2014, subject to customary closing conditions. The issuance of the Common Stock is being made in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act of 1933, as amended. As a result of this Exchange, and prior exchanges of approximately $215.8 million of 4.75% Convertible Subordinated Notes, Equinix expects to recognize a loss on debt extinguishment of approximately $52 million in the second quarter of 2014.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Equinix was held on June 4, 2014 for the purpose of considering and voting on:

•	Election of eight directors to the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as Equinix’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

•	Approval by a non-binding advisory vote of the compensation of Equinix’s named executive officers;

•	Approval of an amendment to Equinix’s Amended and Restated Certificate of Incorporation to impose ownership and transfer restrictions in connection with Equinix’s real estate investment trust (“REIT”) conversion plan (the “Charter Amendment”); and

•	Approval of an amendment to Equinix’s 2004 Employee Stock Purchase Plan (the “ESPP”) to extend its term and remove the annual automatic increase in the number of shares available for purchase under the ESPP.

At the close of business on April 21, 2014, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were 49,798,189 shares of Equinix’s Common Stock issued and outstanding and entitled to vote at the Annual Meeting. The holders of 45,025,295 shares of Equinix’s Common Stock were represented in person or by proxy at the Annual Meeting, constituting a quorum.

At the Annual Meeting, all of the directors were reelected and all other proposals submitted to the Equinix stockholders were approved.

The vote with respect to the election of the directors was as follows:

Nominees	For	Withheld	Broker Non Votes
Thomas Bartlett	42,899,541	223,820	1,901,934
Gary Hromadko	42,738,922	384,439	1,901,934
Scott Kriens	42,730,748	392,613	1,901,934
William Luby	42,875,518	247,843	1,901,934
Irving Lyons, III	42,896,432	226,929	1,901,934
Christopher Paisley	38,549,445	4,573,916	1,901,934
Stephen Smith	42,793,841	329,520	1,901,934
Peter Van Camp	38,895,511	4,227,850	1,901,934

With respect to the proposal to ratify the appointment of PricewaterhouseCoopers LLP as Equinix’s independent registered public accounting firm for the fiscal year ending December 31, 2014, there were 44,715,925 votes “For,” 98,240 votes “Against” and 211,130 abstentions.

With respect to the proposal to approve by a non-binding advisory vote the compensation of Equinix’s named executive officers, there were 42,619,033 votes “For,” 218,674 votes “Against,” 285,654 abstentions and 1,901,934 Broker Non Votes.

With respect to the proposal to approve the Charter Amendment, there were 42,222,568 votes “For,” 700,714 votes “Against,” 200,079 abstentions and 1,901,934 Broker Non Votes.

With respect to the proposal to approve an amendment to Equinix’s ESPP, there were 42,749,327 votes “For,” 165,350 votes “Against,” 208,684 abstentions and 1,901,934 Broker Non Votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: June 10, 2014	By:	/s/ Keith Taylor
Keith Taylor
Chief Financial Officer